Exhibit 99.1

ENDO NAMES PAUL CAMPANELLI PRESIDENT AND CHIEF EXECUTIVE OFFICER

Brings Extensive Leadership and Operations Experience in Generics, OTC Drugs and Branded Products

Company Affirms Third Quarter and Full Year 2016 Financial Guidance

DUBLIN – September 23, 2016 – Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced that its Board of Directors has named Paul V. Campanelli President and Chief Executive Officer, effective immediately. Mr. Campanelli currently serves as President of Endo’s Generic and OTC drugs business, Par Pharmaceutical, which accounts for approximately 60 percent of Endo’s total revenues through the first half of 2016. Campanelli, who will also join Endo’s Board of Directors, succeeds Rajiv De Silva, who has stepped down as President, CEO and a member of the Board.

Campanelli, 54, joined Endo in 2015 following Endo’s acquisition of Par Pharmaceutical, where he had served as Chief Executive Officer since 2012. While CEO of Par, Campanelli built a strong leadership team and an industry-leading generics business. Specifically, during his tenure, Par significantly increased total revenue, acquired JHP Pharmaceuticals and established a presence in the European generics market. Since joining Endo, Campanelli has overseen the Company’s U.S. Generic Pharmaceuticals business.

“Given the continued evolution of Endo’s business and Paul’s impressive track record of delivering strong operating results, the Board concluded that Paul is the right leader for Endo at this juncture as we focus on execution and increasing the value of our attractive U.S. Branded, U.S. Generic and International pharmaceutical assets,” stated Roger H. Kimmel, Chairman of the Board of Endo. “Paul has spent a significant portion of his career leading and operating complex generics businesses and overseeing Par’s branded business. The Board believes his experience positions him to drive a broad range of growth initiatives across Endo’s entire portfolio, generating better health outcomes for patients and creating value for Endo’s shareholders.”

“I am very excited to lead Endo at this important time and, together with a strong senior management team, address the challenges of today’s healthcare environment,” said Campanelli. “Endo has differentiated operating businesses that provide diverse products ranging from high-value branded pharmaceuticals to cost-effective generics and is powered by a dedicated global workforce. I look forward to working closely and collaboratively with our leadership team and Endo’s Board to build on our strengths and help position the Company to thrive over the long-term.”

“It has been a pleasure and an honor leading Endo, building a talented management team and working with our dedicated employees over the past three and a half years,” said De Silva. “Now, with an international footprint, one year after the acquisition of Par and with a new President at the helm of our U.S. Branded business, the time is right for me to move on to new professional opportunities. I am working closely with the Board, Paul and the entire senior leadership team to ensure a smooth transition and remain fully committed to Endo’s future success.”

Kimmel added, “On behalf of the Board, I would like to thank Rajiv De Silva for his leadership. He played a critical role in assembling valuable assets, establishing a global footprint and in building strong teams, and we wish him all the best in his future endeavors.”

Prior to becoming CEO of Par in 2012, Campanelli served as Chief Operating Officer of Par Pharmaceutical, driving growth in both its branded and generic pharmaceutical businesses. Previously, he held roles of increasing responsibility at Par, including President, Par Generics, and Executive Vice President, Business Development & Licensing for branded and generic products. Campanelli has more than 25 years of experience in the generics and branded pharmaceutical industry.

Third Quarter and Full Year 2016 Financial Guidance

Endo is affirming its third quarter and full year financial guidance:

Third Quarter 2016

•	Total revenues between $830 million and $870 million; and

•	Adjusted diluted EPS from continuing operations between $0.77 and $0.82.

Full Year 2016

•	Total revenues between $3.87 billion and $4.03 billion;

•	Adjusted diluted EPS from continuing operations between $4.50 and $4.80.

Conference Call and Webcast

Endo will host a conference call and webcast at 9:00 a.m. ET today. Investors and other interested parties may call (866) 497-0462 (domestic) or (678) 509-7598 (international) and enter passcode 88046538. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from September 23, 2016 at 11:30 a.m. ET until 11:59pm ET on October 07, 2016 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 88046538.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 11:59 ET on October 07, 2016. The replay can be accessed by clicking on “News & Events” in the Investor Relations section of the website.

About Endo International plc

Endo International plc is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Messrs. Kimmel, Campanelli and De Silva, as well as Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo. All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

CONTACTS:

Investors/Media: Keri P. Mattox, (484) 216-7912

Media: Heather Zoumas-Lubeski, (484) 216-6829